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                                                                                                                      EXHIBIT 12


                                             THE LUBRIZOL CORPORATION AND SUBSIDIARIES

                                         Computation of Ratio of Earnings to Fixed Charges

                                        (all amounts except ratios are shown in thousands)




                                                1994            1993            1992            1991           1990
                                              --------        --------        --------        --------       --------
Pretax income                                 $251,459        $119,651        $177,144        $178,140       $271,212

Deduct earnings of less
  than 50% owned affiliates
  (net of distributed
  earnings) included in
  pretax income                                   (871)         (2,355)              9          (3,796)        (3,401)

Add losses of less than 50%
  owned affiliates included
  in pretax income                                 490          21,063           2,769              53            -0-

Add fixed charges net of
  capitalized interest                           3,149           4,154           3,615           7,738          6,049

Add previously capitalized
  interest amortized during
  period                                           452             272             162              96              6
                                               -------         -------         -------         -------        -------

"Earnings"                                    $254,679        $142,785        $183,699        $182,231       $273,866
                                               =======         =======         =======         =======        =======

Gross interest expense
  including capitalized
  interest ("Fixed Charges")                  $  6,922        $  6,292        $  4,981        $  9,049       $  7,070

Ratio of earnings to
  fixed charges                                   36.8            22.7            36.9            20.1           38.7

Special adjustments:
-------------------

"Earnings"                                    $254,679        $142,785                                       $273,866

Plus special charges                                            86,303

Less Genentech gain                            (41,235)        (42,443)                                      (101,921)
Plus Agribusiness write-off                                                                                     9,734
                                               -------         -------                                        -------

Adjusted "Earnings"                           $213,444        $186,645                                       $181,679
                                               =======         =======                                        =======

Ratio of adjusted earnings
  to fixed charges                                30.8            29.7                                           25.7
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